SERIES SCHEDULE DATED MARCH 14, 2014 TO
                            ADMINISTRATION AGREEMENT
                         DATED AS OF FEBRUARY 12, 2014
                                    BETWEEN
                      THE ADVISORS' INNER CIRCLE FUND III,
                                      AND
              NORTHPOINTE CAPITAL, LLC (THE "INVESTMENT ADVISOR")
                                ON BEHALF OF THE
                        NORTHPOINTE SMALL CAP VALUE FUND
                       NORTHPOINTE SMALL CAP GROWTH FUND
                        NORTHPOINTE LARGE CAP VALUE FUND
                       NORTHPOINTE MICRO CAP EQUITY FUND
                                      AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES


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
SERIES OF FUNDS:         NorthPointe Small Cap Value Fund, NorthPointe Small Cap Growth
                         Fund, NorthPointe Large Cap Value Fund, NorthPointe Micro Cap
                         Equity Fund, and any additional fund established within this series of
                         Funds subsequent to the date hereof (each a "FUND).

FEES:                    The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement out of the assets of each
                         Fund, except to the extent the Investment Advisor agrees to waive its fees or reimburse a Fund's expenses, in which case such fees shall be paid by the Investment Advisor. Each Fund will be charged the greater of its pro rata allocation of the Asset Based Fee or its Annual
                         Minimum Fee, in each case calculated in the manner set forth below.

ASSET BASED FEE:         12 basis points on the first $500 million in assets;
                         10 basis points for assets between $500 million and $1 billion;
                         8 basis points for all assets in excess of $1 billion
                         The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Series of Funds during the relevant period and allocated to each Fund monthly on a pro rata basis.

ANNUAL MINIMUM FEE:      The initial Annual Minimum Fee shall be $110,000 per Fund, calculated daily and payable monthly in arrears from the date on which each Fund is launched, as follows:
                         The foregoing Annual Minimum Fees assume that each Fund
                         includes one class of shares of beneficial interest (each, a "CLASS").
                         In the event a Fund is comprised of more than one Class, such Fund will be assessed an additional annual fee equal to $15,000 per
                         Class.

NEW FUND FEES:           There will be a one-time additional service charge of $10,000 for services provided by Administrator in assisting and coordinating the launch of each new Fund (beyond the first four Funds) on behalf of the Investment Advisor, such fee to be paid by the Investment
                         Advisor by electronic wire transfer of immediately available funds to the wire instructions set forth below in advance of Administrator beginning performance of the new Fund organizational services.
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
                        Wells Fargo Bank NA
                        Winston-Salem, NC
                        ABA # 053000219
                        SEI Investments Company
                        Acct #2079900401288
                        Ref: NorthPointe Capital -- New Fund
INVESTMENT ADVISOR
MAINTENANCE FEE:        To the extent that the Board of Trustees of the Trust (the "BOARD")
                        has approved a Fund and approved the Investment Advisor as the
                        Fund's advisor, and such Fund is not Live (as defined below) by the date that is the three month anniversary of the date of the last such approval (the "APPROVAL DATE"), then the Investment Advisor shall pay SEI a relationship maintenance fee equal to $1,000 per month for each month that the Fund is not Live and such fee shall be retroactive to include each of the first three months following the
                        Approval Date. For purposes of the foregoing, a Fund shall be deemed to be "Live" as of the date on which Administrator first calculates such Fund's official net asset value. No relationship maintenance fee shall apply in respect of the first four Funds.

ANNUAL CPI INCREASE:    After conclusion of the Initial Term, the fees payable hereunder shall be subject to one annual increase at Administrator's discretion, equal to the percentage increase in the Philadelphia Consumer Price Index since the effective date of the Series Schedule with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator shall notify the Investment Advisor of its intent to effectuate any such increase at least thirty days prior to
                        December 21(st) of the then current year.

REORGANIZATION FEES:    The Investment Advisor shall pay Administrator a transaction charge equal to $50,000 in connection with each Reorganization Event to which any Fund is a party. For purposes of the foregoing, a
                        "REORGANIZATION EVENT" means any material change in the
                        organizational structure of any Fund, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of the Funds or any individual Fund as well as any acquisition or merger by a Fund.

OPERATIONAL AUTOMATION: A critical component of Administrator's services is Fund valuations.
                        Automated trade delivery and receipt between fund advisors and
                        Administrator is critical to high quality service. Accordingly,
                        Administrator and the Investment Advisor agree to use best efforts to implement automated trade delivery and receipt as soon as
                        practicable after each Fund's establishment in the Trust.

TERM:                   The term of this Schedule shall continue in effect with respect to each Fund for a period of five years from and after the date on which the Administrator first calculates a Fund's official net asset value (the
                        "INITIAL TERM"). Following expiration of the Initial Term, this Schedule shall continue in effect for successive periods of three years (each, a
                        "RENEWAL TERM").

TERMINATION:            This Schedule may be terminated only: (a) by any party at the end of the Initial Term or the end of any Renewal Term on one hundred
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
                        eighty days prior written notice to the other parties hereto; (b) by any party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this
                        Agreement by another party, provided the terminating party has notified the breaching party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Fund, upon forty-five days prior written notice, effective (i)
                        upon the reorganization or merger of a Fund into another entity, provided that Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any "change of control" of the Investment
                        Advisor by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Investment Advisor to a third party, provided that Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term "change of control" shall mean any transaction that results in the transfer of right, title and ownership of twenty five percent (25%) or more of the equity interests of the Investment
                        Advisor to a third party.

EARLY TERMINATION:      Subject to the terms and conditions set forth in this paragraph, the parties may agree to terminate this Schedule with respect to a particular Fund on or before the expiration of the then current term
                        (hereinafter, an "EARLY TERMINATION"). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the applicable Fund shall (i) not be in material breach of the Agreement
                        (including this Schedule) and (ii) pay the Buyout Amount to
                        Administrator in the manner set forth below. As used herein, the term "BUYOUT AMOUNT" shall mean the amount that is equal to (1) the average monthly fee payable by each Fund to Administrator
                        hereunder during the six-month period (or such shorter period if fewer than six months have elapsed since the effective date of this
                        Schedule) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the applicable Fund is already committed). The Fund shall pay the
                        Buyout Amount to Administrator on or before the effective date of the
                        Early Termination by means of wire or other immediately available funds.

INVESTMENT ADVISOR
EXPENSE REPAYMENT:      Any and all out of pocket fees, costs, or expenses advanced by
                        Administrator, in its sole discretion on behalf of a Fund or the undersigned Investment Advisor, as a result of any failure to fully satisfy and comply with any and all applicable Fund expense caps or expense ratio limits, shall be the responsibility of the Investment
                        Advisor and shall be promptly repaid to Administrator ("REPAYMENT
                        OBLIGATION"). Any such Repayment Obligation of the Investment
                        Advisor shall survive: (i) the termination of the Agreement and this
                        Schedule thereto, (ii) any merger or liquidation of any subject Fund, unless and until the Repayment Obligation is indefeasibly paid in full.
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PUBLICITY:             Except to the extent required by applicable Law, neither the
                       Administrator nor the Investment Advisor shall issue or initiate any press release arising out of or in connection with this Series
                       Schedule or the Services rendered pursuant to the Agreement;
                       provided, however, that if no special prominence is given or particular reference made to any Fund over other clients, nothing herein shall prevent the Administrator from (i) placing any Fund's or the Investment Advisor's name and/or company logo(s) (including any registered trademark or service mark) on the Administrator's client list(s) (and sharing such list(s) with current or potential clients of the Administrator) and/or marketing material which will include such entities' name, logo and those services provided to the Fund(s)
                       by the Administrator; (ii) using any Fund or the Investment Advisor as reference; or (iii) otherwise orally disclosing that a Fund or
                       Investment Advisor is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections
                       (i) through (iii) above or if the Investment Advisor desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

ASSUMPTIONS:           Each Fund shall use commercially reasonable efforts to implement automatic trade communication to Administrator and automated custody reconciliation as soon as practicable following the date of this Schedule.

                       The Investment Advisor acknowledges and accepts that the Trust structure in place facilitates the administrative service offering by
                       Administrator and that certain Trust level service provider agreements currently in place (e.g., Transfer Agency Agreement,
                       Custody Agreement) are entered into and agreed to between the
                       Trust and the applicable service provider and that the services being provided otherwise benefit the Fund. The Investment Advisor acknowledges and agrees that it has reviewed and understands the general terms and conditions of these service provider agreements and consents to the obligations, applicable fees and the services to be provided to the Fund under such Agreements.
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
INVESTMENT ADVISOR     The Investment Advisor shall be responsible for providing the
SPECIFIC OBLIGATIONS   following information to the Administrator as indicated:

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                         (a)  A list of contact persons (primary, backup and
                              secondary backup) of the Investment Advisor, and,
                              if applicable, sub-advisor, who can be reached
                              until 6:30 p.m. ET with respect to valuation
                              matters.

                         (b) Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

                         (c)  Notices to the Investment Advisor pursuant to
                              Section 12.08 of the Agreement shall be sent to:



                         Name of Contact: Chief Financial Officer

                         Address:         101 Big Beaver Rd., Suite 745
                                          Troy, MI 48084

                         Telephone No.:   (248) 457-1200

                         Facsimile No.:   (248) 457-1201

                         Email Address:   tgardner@northpointecapital.com


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IN WITNESS WHEREOF, the parties hereto have executed this Series Schedule to the Administration Agreement dated March 14, 2014 by their duly authorized representatives as of the day and year first above written.

THE ADVISORS' INNER CIRCLE FUND III,

On behalf of NorthPointe Small Cap Value Fund, NorthPointe Small Cap Growth
Fund, NorthPointe Large Cap Value Fund and NorthPointe Micro Cap Equity Fund

BY: /S/ DIANNE DESCOTEAUX
-------------------------
Name: Dianne Descoteaux
Title: VP & Secretary

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY: /S/ TIMOTHY D. BARTO
------------------------
Name: Timothy D. Barto
Title: Vice President

AGREED TO AND ACCEPTED BY:

NorthPointe Capital, LLC, Investment Advisor to NorthPointe Small Cap Value
Fund, NorthPointe Small Cap Growth Fund, NorthPointe Large Cap Value Fund and
NorthPointe Micro Cap Equity Fund

BY: /S/ TERRY GARDNER
---------------------
Name: Terry Gardner
Title: CFO

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